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                            ACKERLEY COMMUNICATIONS, INC.

                   NONEMPLOYEE-DIRECTORS' EQUITY COMPENSATION PLAN

1.  PURPOSE OF THE PLAN

The purpose of this Nonemployee-Directors' Equity Compensation Plan (the "Plan") is to provide for the optional payment to the nonemployee-directors of Ackerley Communications, Inc. (the "Company") of directors' fees in capital stock of the Company in order to encourage stock ownership by such directors. The objective is to promote the further alignment of the interests of such directors with the stockholders of the Company and, through such alignment, promote the long-term profits and growth of the Company.

2.  DEFINITIONS

(a) "Share Price" means the closing price per share for Common Stock reported on the American Stock Exchange on the last trading day before the Quarter Date.

(b) "Common Stock" means the Company's voting Common Stock, par value $.01 per share.

(c) "Director" means an individual duly elected or chosen as a director of the Company who is not also an employee of the Company or any of its subsidiaries.

(d) "Directors' Fees" means the fees earned by the Directors for services rendered as directors of the Company as such amounts are established by resolution of the Company Board of Directors from time to time.

(e) "Extraordinary Event" has the meaning set forth in Section 4.

(f) "Quarter" means any of the following consecutive three-month periods: May through July, August through October, November through January, February through April.

(g) "Quarter Date" means the date on which Directors' Fees for such Quarter are payable, which date is the last day of each Quarter with the following exception: for the Quarter ended April 30, 1996 the Directors' fees are payable May 15, 1996.

(h) "Rule 16b-3: means the new rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 on May 1, 1991 (or any successor rule to the same effect), as in effect from time to time.

(i) "Shares" means shares of Common Stock that are purchased voluntarily in accordance with Section 3.1.

(j) "Voluntary Amount" has the meaning set forth in Section 3.1(a).

3.  PURCHASE OF SHARES

3.1 VOLUNTARY AMOUNT

(a) DIRECTORS' ELECTION. For any Quarter, a Director may elect to have up to 100% of his or her Directors' Fee payable for such Quarter (a "Voluntary Amount"), applied to the purchase of Shares pursuant to this Plan. This election is subject to the following conditions: (i) the Director must notify the Company in writing of such election not less than six months prior to the


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end of the Quarter (or such later date as may be permitted under Rule 16b-3) and
(ii) any such election will be irrevocable after the notification deadline. The Company may use any such Voluntary Amount to purchase shares of Common Stock to fulfill its obligation to issue Shares to a Director pursuant to Section 3.1(c).

(c) SHARE ISSUANCE. Promptly following each Quarter Date, the Company will issue to each Director a number of whole Shares equal to such Director's Voluntary Amount for such Quarter divided by the Share Price. To the extent that the application of the foregoing formulas would result in fractional Shares, no fractional shares of Common Stock will be issued by the Company pursuant to this Plan. Instead, the Company will pay each Director in cash any portion of the Voluntary Amount not convertible into whole Shares. Shares will be fully paid, nonassessable shares of Common Stock. Shares may be shares of original issuance or treasury shares or a combination of the foregoing. Shares may also be shares purchased in the public market by the Company in compliance with applicable federal and state laws. The Company will pay any fees and commissions incurred in connection with the issuance or purchase by the Company of shares of Common Stock that are to be Shares and the transfer of such Shares to Directors.

(d) WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state or local taxes in connection with any cash component of a Directors' Fee payable to a Director, and the amounts available to the Company for such withholding are insufficient, it is a condition to the receipt of any Shares that the Director make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of Shares. The Company and Director also may make similar arrangements with respect to the payment of any other taxes derived from or related to the payment of Shares with respect to which withholding is not required.

3.2 RESTRICTIONS ON SHARES

(a) DIVIDENDS, VOTING RIGHTS, EXCHANGES, ETC. Except for any restrictions required by law, a Director on issuance of Shares to him or her has all rights of a stock holder with respect to such Shares.

(b) RESTRICTIONS ON TRANSFER OF RIGHTS TO SHARES. No rights to Shares may be assigned, pledged, hypothecated or otherwise transferred by a Director or any other person, voluntarily, or involuntarily, other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended.

4.  AMENDMENT AND TERMINATION

The Board of Directors of the Company may alter or amend this Plan from time to time or may terminate it in its entirety subject to the exceptions specified below.

(a) CONSENT OF DIRECTOR. No such action will, without the consent of a Director, affect the rights in any Shares issued or to be issued to such Director.

(b) STOCKHOLDER APPROVAL. Without further approval by the stockholders of the Company no such action will (i) increase the total number of shares of Common Stock to be issued under this Plan as specified in Section 5 (except that adjustments and additions expressly authorized by this Section 4 will not be limited by this Section 4(b)); (ii) change the provisions of Section 3.1(c) that specify the timing of the issuance or the calculation of the number of Shares to be issued to a Director; or (iii) cause Rule 16b-3 to become inapplicable to this Plan.

(c)  ADJUSTMENTS FOR EXTRAORDINARY EVENTS.  The Board of Directors may make or


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provide for such adjustments in the number and kind of shares of Common Stock specified in Section 5 as the Company Board of Directors, in its sole discretion, exercised in good faith, may determine is equitably required to reflect (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company;
(ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (the matters described in clauses (i), (ii) and (iii) (collectively referred to as an "Extraordinary Event").

5.  SHARES SUBJECT TO PLAN

Subject to adjustment as provided in Section 1(d) of this Plan, the total number of shares of Common Stock which may be issued under this Plan shall be 100,000.

6.  PLAN APPROVAL BY STOCKHOLDERS

The Plan must be submitted for approval by the stockholders of the Company. If such approval has not been obtained by October 31, 1996, this Plan will be nullified. In such case, all issuances of Shares and deliveries of certificates therefor will be rescinded and Directors will receive in cash all Voluntary Amounts previously paid under the Plan without interest.

7.  GENERAL PROVISIONS

(a) NO CONTINUING RIGHT AS DIRECTOR. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, confers upon any Director any right to continue as director of the Company or any subsidiary of the Company.

(b) GOVERNING LAW. The provisions of this Plan shall be governed by and construed in accordance with laws of the State of Washington.

(c) CASH IF SHARES NOT ISSUED. Pending issuance of the Shares, all Voluntary Amounts are the property of the Directors and will be paid to them in cash in the event that the Shares are not issued.

(d) MISCELLANEOUS. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing are to be deemed material or relevant to the construction of this Plan or any its provisions. The use of the masculine gender also includes within its meaning the feminine. The use of the singular also includes within its meaning the plural, and vice versa.

8.  EFFECTIVE DATE

The effective date of this Pan is as of October 31, 1995.

Adopted by the Board of Directors of Ackerley Communication, Inc. on November 14, 1995.


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